Exhibit 3.1

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.sos.state.co.us.	Colorado Secretary of State Date and Time: 09/12/2022 12:36 PM ID Number: 20181590379 Document number: 20221885030 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Amended and Restated Articles of Incorporation

filed pursuant to §7-90-301, et seq. and §7-110-107 and §7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

	ID number	20181590379
(Colorado Secretary of State ID number)

	Entity name	Gold River Production Services, Inc.		.

2.	The new entity name (if applicable) is			.

3.	The amended and restated constituent filed document is attached.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

	The delayed effective date and, if applicable, time of this document is/are			.
(mm/dd/yyyy hour:minute am/pm)

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Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6.	The true name and mailing address of the individual causing the document to be delivered for filing are	Thomas	Adam
		(Last)	(First)	(Middle)	(Suffix)

1022 Shadyside Lane
(Street name and number or Post Office Box information)

Dallas	TX	75223
(City)	(State)	(Postal/Zip Code)

United States
(Province – if applicable)	(Country – if not US)

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐      This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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AMENDED AND RESTATED ARTICLES OF INCORPORATION

GOLD RIVER PRODUCTION SERVICES INC.

Pursuant to the applicable provisions of Section 7-102-101 and Section 7-102-102 of the Colorado Revised Statutes (“CRS”), the undersigned incorporator, hereby adopts these Articles of Incorporation on behalf of the corporation.

ARTICLE I

The name of the Corporation is Gold River Production Services Inc., a Colorado corporation.

ARTICLE Il

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the CRS.

ARTICLE III

Its registered office in the State of Colorado is located at 1942 Broadway Street, STE 314C, Boulder Colorado 80302. The name of the registered agent at such address is Registered Agents Inc.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is three billion twenty million (3,020,000,000), consisting of, in part, (i) three billion (3,000,000,000) shares of Common Stock, $0.000001 par value per share, (ii) five thousand (5,000) shares of “Series B Preferred Stock,” $0.000001 par value per share, and (iii) one hundred thousand (100,000) shares of “Series C Preferred Stock,” $0.000001 par value per share. The balance of the twenty million 20,000,000 shares of preferred stock shall remain undesignated; any and all other designations previous designations shall be canceled.

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1.         Shares of the Series B Preferred Stock shall be non-convertible but have super voting rights.

2.         Shares of the Series C Preferred Stock shall be Convertible Shares, after twelve (12) months following their initial issuance, and shall have the voting rights described in Section 6 below

3.         Definitions. For purposes of these articles of incorporation, the following definitions shall apply:

(a)  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock, pursuant to the terms as designated herein.

(b)  “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (1) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

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(c)  “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d)  “Preferred Stock” shall mean the Series B Preferred Stock and the Series C Preferred Stock.

(e)  “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

4.       “Dividends”

(a)  Generally. Any dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate.

(b)  Non-Cash Distributions. Whenever a Distribution provided for in this Section shall be payable in property other than cash, the value of such Distribution shall he deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

5.         Conversion.

(a)  Series B Preferred Stock shall not be convertible into shares of common stock.

(b)  Series C Preferred Stock shall be convertible into eighty five percent (85%) of the fully diluted issued and outstanding Common Stock of the Corporation. However, such conversion shall be prohibited during the first twelve (12) months following the initial issuance thereof.

6.         Voting.

(a)  Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b)  No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c)  Shares of Series B Preferred Stock shall each have 1,000,000 votes.

(d)  Share of Series C Preferred Stock shall vote, as a class, in an amount equal to sixty six percent (66%) of the then outstanding voting capital.

7.          Preferred Stock.

(a) The Series B Preferred Stock shall have superiority in voting rights equal to 1,000,000 common votes per share. (b) The Series C Preferred Stock shall vote, as a class, in an amount equal to sixty six percent (66%) of the then outstanding voting capital, on all matters put to the shareholders for a vote. In order to exercise such 66% voting power, a minimum of fifty one percent (51%) of the then outstanding Series C Preferred Stock shall be required to vote in the affirmative. However, in the following matters, a minimum of seventy five percent (75%) of the then outstanding Series C Preferred Stock shall be required to vote in the affirmative:

(i)   any merger or acquisition of a substantial asset or company;

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(ii)  any sale of all or substantially all of the assets of the Corporation; and

(iii) amendments to the Corporation’s Articles of Incorporation.

8.         Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

9.         Adjustment in Authorized Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation (voting together as a single class).

10.        Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to the provisions hereof, or of any amendment hereto, redeemed or otherwise relinquish to the Corporation, the shares so converted, redeemed or relinquished shall be cancelled and shall not be issuable by this Corporation.

11.        Notices. Any notice required by the provisions of the Corporation to be given to the holders of Preferred Stock shall he deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation and shall be set by the Board of Directors of the Corporation.

ARTICLE VIII

Except as otherwise provided, the Board of Directors and the officers of the Corporation shall have the broadest possible powers as are otherwise available by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1.          To the fullest extent permitted by the CRS as the same exists or as may hereafter he amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

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2.         The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to he made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

ARTICLE X

Meetings of stockholders may he held within or without the State of Colorado, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

IN WITNESS WHEREOF, Gold River Production Services, Inc. has caused this Certificate of Amendment to be signed by Adam Thomas, a duly authorized officer of the Corporation, on the date set forth below.

/s/ Adam Thomas

Chairman of the Board of Directors

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